Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Brava Acquisition Corp. (the “Company”) on Form S-1 of our report dated October 24, 2025, with respect to the financial statements of the Company as of September 30, 2025, and for the period from August 15, 2025 (inception) through September 30, 2025, included in this Registration Statement. Our report includes an explanatory paragraph as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

New York, New York

October 24, 2025